Exhibit 10.1

SECOND AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Internal Revenue Service has requested language be added to the Plan with respect to investment diversification rights of amounts invested in employer securities.

NOW, THEREFORE, the Company hereby amends the Plan by amending and restating Section 5.4(c) as follows, effective January 1, 2017:

(c)
Notwithstanding anything in this Article Five to the contrary, Participants and Beneficiaries whose Total Account consists of Erie Indemnity Stock Fund shall be offered the opportunity to divest any amount held in the Erie Indemnity Stock Fund into such other investment options at any time as herein provided. At least three investment options (other than the Erie Indemnity Stock Fund) shall be offered at all times to Participants and Beneficiaries. Each such investment option shall be diversified and have materially different risk and return characteristics. Except as provided in Treasury Regulations Section 1.401(a)(35)-1(e)(2) and (3), restrictions (either direct or indirect) or conditions will not be imposed on investments held in the Erie Indemnity Stock Fund if such restrictions or conditions are not imposed on the investment in other Plan assets.

IN WITNESS WHEREOF, the Company has caused this Plan Amendment to be executed this 17th day of October, 2017.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Brian W. Bolash	By: /s/ Sean J. McLaughlin
Brian W. Bolash	Sean J. McLaughlin
Secretary	Title: Executive Vice President and General Counsel

1